EXHIBIT 23.4

CONSENT OF FORREST A. GARB & ASSOCIATES, INC.
INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the use of references in this Amendment No. 1 to Registration Statement No. 333-162652 and all supplements and amendments thereto (the “Registration Statement”), of our estimates of reserves as of June 30, 2007 applicable to Cano Petroleum, Inc. and to all references to our firm included in this Registration Statement.

Dallas, Texas	FORREST A. GARB & ASSOCIATES, INC.
Texas Registered Engineering
Firm F–629

December 17, 2009

By:	/s/ W. D. Harris III

Name:	William D. Harris III

Title:	Chief Executive Officer